Exhibit 10.1

EMBARCADERO TECHNOLOGIES, INC.

CHANGE OF CONTROL POLICY

This Change of Control Policy of Embarcadero Technologies, Inc., a Delaware corporation (the “Company”) is effective as of February 7, 2007.

POLICY GOALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control transaction. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to officers of the Company and can cause these individuals to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its officers, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. Accordingly, the Board believes that it is in the best interests of the Company and its stockholders to provide officers with an incentive to continue their employment and to motivate such individuals to maximize the value of the Company upon a Change of Control for the benefit of its stockholders by providing them with certain benefits upon a Change of Control that provide them with enhanced financial security and incentive notwithstanding the possibility or occurrence of a Change of Control.

POLICY

1. Eligibility. This Policy shall be applicable to each individual who is an employee of the Company holding any of the following positions: (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) Chief Technology Officer, (iv) Vice President of Marketing, (v) Vice President of Product Management, and (vi) Vice President of Sales, in each case, as of the effective date of a Change of Control (each, an “Officer”); provided, however, that the terms of this Policy will not apply to any Officer who is or becomes party to one or more agreements with the Company, other than an agreement which merely reflects the terms of a Company stock plan under which the Officer has received awards, which provides for specified benefits to the Officer upon or in connection with a Change of Control. In order to become eligible to receive benefits under this Policy, each Officer must execute the acknowledgment provided below. Once acknowledged, the terms of this Policy shall constitute the entire agreement between the Officer and the Company as to the subject matter covered by the Policy and such terms may thereafter be amended only by a written agreement signed by the Officer and, following approval by the Board or an authorized Committee thereof, a duly authorized officer of the Company.

2. No Right to Employment. Nothing in this Policy shall confer upon any Officer any right to continue in the employ of, or other relationship with, the Company or any of its affiliates, or limit in any way the right of the Company or any of its affiliates to terminate such Officer’s employment or other relationship at any time, with or without cause. Nothing in this Policy shall give any Officer any benefits whatsoever in the event the Officer’s employment terminates in a manner that is not in connection with a Change of Control.

3. Separation Benefits Upon Change of Control Termination. In the event that an Officer experiences a Change of Control Termination (as defined below), then subject to Sections 3(d) and 4 below, the Officer will be entitled to the following benefits:

(a) Cash Benefits. The Company will continue to pay the Officer’s then-current base salary for the Applicable Period (as defined below) following the effective date of the release referred to in Section 3(d) below, in accordance with the Company’s normal payroll schedule;

(b) Vesting Acceleration. The remaining unvested portion of any stock options or shares of restricted stock held by the Officer as of the effective date of the Change of Control Termination shall automatically be accelerated so as to become completely vested and exercisable (and any such right of repurchase or forfeiture provision shall lapse in full) as of the effective date of the Change of Control Termination; and

(c) Health Benefits. If the Officer timely elects continued health insurance coverage under COBRA, the Company will reimburse the Officer for premium payments sufficient to continue such Officer’s group health insurance coverage at the level in effect as of the effective date of the Change of Control Termination (including dependent coverage, if any) for the lesser of (i) the Applicable Period following the Change of Control Termination or (ii) the date that the Officer becomes eligible for group health insurance benefits through another employer.

(d) Conditions to Payment of Benefits. Notwithstanding anything else to the contrary contained herein, no Officer shall be entitled to payment of any benefits provided under this Section 3 or otherwise under this Policy unless and until the Company (or its successor) shall have received from the Officer an effective release (a “Release”) releasing the Company (or its successor) from any and all claims such Officer may have against such entities related to or arising in connection with his or her employment, the terms of such employment and termination thereof. Such Release shall be in form and substance reasonably satisfactory to the Company. Furthermore, the payment of any cash or other benefits pursuant to this Policy shall be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Thus for example, to the extent reasonably necessary to avoid noncompliance with Section 409A, payments may be delayed under this Policy until six months following the date of Officer’s termination of employment, without the need to further amend this Policy.

4. Taxes.

(a) General Withholding Tax Obligations. The Officer shall be responsible for any income, excise or other taxes imposed on the Officer under applicable law with respect to the benefits provided hereunder, including without limitation, delivering to the Company (or its successor) any amounts necessary to timely satisfy any applicable withholding tax obligations.

(b) Limitation on Payments. In the event that the benefits provided under this Policy (x) constitute “parachute payments” within the meaning of Section 280G of the Code, and (y) but for this Section 4(b) would be subject to the excise tax imposed by Code Section 4999 (or any corresponding provisions of state income tax law), then such benefits shall be either (1)

delivered in full to the Officer, or (2) delivered as to such lesser extent as would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Officer on an after-tax basis of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any determination required under this Section 4(b) shall be made in writing by the Company’s independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and the Officer. In the event that (1) above applies, then the Officer shall be responsible for any excise taxes imposed with respect to such benefits. In the event that (2) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

5. Definition of Terms. The following terms referred to in this Policy shall have the following meanings:

(a) “Applicable Period” means (i) in the case of each of the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of the Company, twelve (12) months, and (ii) in the case of each of the Vice President of Marketing, Vice President of Product Management and Vice President of Sales, six (6) months.

(b) “Cause” means (solely for purposes of this Policy) (i) an Officer’s breach of any confidentiality agreement between the Company and the Officer; (ii) an Officer’s failure or refusal to comply with the Company’s Employee Manual, the Company’s Code of Business Conduct and Ethics, or other policies or procedures established by the Company; (iii) an Officer’s appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) an Officer’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) an Officer’s conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) an Officer’s willful misconduct or incompetence; (vii) an Officer’s physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; or (viii) an Officer’s death.

(c) A “Change of Control” shall have occurred if, and only if: (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; (ii) if those individuals who constituted the Company’s Board of Directors on February 1, 2007 cease to constitute a majority of the Board as a result of a proxy solicitation made by a third party pursuant to Regulation 14A under the Securities Exchange Act of 1934; (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company or of the securities of any other corporation resulting from such Transaction; or (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed, other than in connection with a bankruptcy, insolvency or other similar proceeding, or an assignment for the benefit of creditors.

(d) A “Change of Control Termination” shall have occurred if the Officer’s employment by the Company, or any of its subsidiaries or affiliates, is terminated without Cause or the Officer Resigns for Good Reason, in either case within twelve (12) months following the effective date of a Change of Control.

(e) “Resignation for Good Reason” means a resignation based on: (i) a material reduction in an Officer’s duties and responsibilities from those in effect immediately prior to the effectiveness of a Change of Control; (ii) the assignment to an Officer of duties inconsistent with his or her title; or (iii) a relocation of an Officer’s principal place of work to a location that is both (x) more than 50 miles from San Francisco, California and (y) more than 50 miles from such Officer’s principal residence.

6. Governing Law. This policy shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws.

7. General. Any successor to the Company (whether direct or indirect, and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the Company’s obligations under this Policy. Without the written consent of the Company, an Officer may not assign or transfer his or her rights under the Policy to any other person or entity. Notwithstanding the foregoing, the terms of the Policy and all rights of an Officer hereunder will inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Acknowledgment:

By signing below, the Officer indicates his or her agreement to and acceptance of the terms and conditions of the Embarcadero Technologies, Inc. Change of Control Policy:

Signature:

Name (print):

Date Executed:

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